Name:		E. Eugene Bishop

Address:	4893 Riverdale Rd., Suite 260
		Atlanta, GA  30337

Company:	Morrison Fresh Cooking, Inc. (MFC)

Position:	Director

Statement for
Month/Year:	May 31, 1997

NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1.	Title of Security:		Common Stock

	Transaction Date:		11-29-96

	Transaction Code:	A*

	Security Acquired (A)
	or Disposed (D) of:	Acquired

	Amount:		323.4783

	Price:			$4.6250

	Ownership Form:	Direct

2.	Title of Security:		Common Stock

	Transaction Date:		11-29-96

	Transaction Code:	A*

	Security Acquired (A)
	or Disposed (D) of:	Acquired

	Amount:		48.5217

	Price:			*

	Ownership Form:	Direct

3.	Title of Security:		Common Stock

	Transaction Date:		12-27-96

	Transaction Code:	G

	Security Acquired (A)
	or Disposed (D) of:	Disposed

	Amount:		4102

	Price:			**

	Ownership Form:	Direct

4.	Title of Security:		Common Stock

	Transaction Date:		12-27-96

	Transaction Code:	G

	Security Acquired (A)
	or Disposed (D) of:	Disposed

	Amount:		4102

	Price:			**

	Ownership Form:	Direct

5.	Title of Security:		Common Stock

	Transaction Date:		12-27-96

	Transaction Code:	G

	Security Acquired (A)
	or Disposed (D) of:	Disposed

	Amount:		4102

	Price:			**

	Ownership Form:	Direct

6.	Title of Security:	Common Stock

	Transaction Date:	2-28-97

	Transaction Code:	A*

	Security Acquired (A)
	or Disposed (D) of:	Acquired

	Amount:		315.6522

	Price:			$4.750

	Ownership Form:	Direct

7.	Title of Security:		Common Stock

	Transaction Date:		2-28-97

	Transaction Code:	A*

	Security Acquired (A)
	or Disposed (D) of:	Acquired

	Amount:		47.3478

	Price:			**

	Ownership Form:	Direct

	AMOUNT OF SECURITIES BENEFICIALLY
	OWNED AT END OF YEAR:				101,951 - Direct

	AMOUNT OF SECURITIES BENEFICIALLY
	OWNED AT END OF YEAR:				1,540 - Indirect

	Nature of Indirect Beneficial Ownership:			Owned by Wife


DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1. 	Title of Security:	Employee Stock Option (Right to Buy)

	Conversion or
	Exercise Price of
	Derivative Security:	$4.6250

	Transaction Date:	11-29-96

	Transaction Code:	A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	1,116

	Date Exercisable:	5-29-97

	Expiration Date:	11-29-2001

	Title:			Par Common

	Amount of Shares:	1,116

	Price of Derivative
	Security:		$4.6250

2. 	Title of Security:	Employee Stock Option (Right to Buy)

	Conversion or
	Exercise Price of
	Derivative Security:	$4.750

	Transaction Date:	2-28-97

	Transaction Code:	A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	1,089

	Date Exercisable:	8-28-97

	Expiration Date:	2-28-2001

	Title:			Par Common

	Amount of Shares:	1,089

	Price of Derivative
	Security:		$4.750

	NUMBER OF DERIVATIVE SECURITIES
	BENEFICIALLY OWNED AT END OF YEAR:	176,711

	Ownership Form of Derivative Security
	Direct (D) or Indirect (I):					D

Signature:	E. Eugene Bishop

	By:	/s/	Mitchell S. Block
		Mitchell S. Block, Attorney-in-fact

	Date:	July 15, 1997



*Issued pursuant to the amended and restated Morrison Fresh Cooking, Inc. Stock Incentive and Deferred Compensation Plan for Directors approved by the Shareholders in March, 1996. Reporting Person participating in such plan elects to purchase stock with directors' fees, receives an additional 15% in stock and then receives an option for three times the number of shares so received.

** Bona fide gift to family members.